Exhibit 10.2

Non-Employee Director Compensation Policy

(Adopted May 4, 2021, Amended November 18, 2024, and Amended and Restated April 1, 2024)

Each member of the Board of Directors (the “Board”) of Procore Technologies, Inc. (the “Company”) who is a non-employee director of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service, subject to the terms and conditions set forth herein.
This Director Compensation Policy is amended and restated effective as of April 1, 2024 (the “Effective Date”). This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Annual Cash Compensation
The annual cash compensation amounts are payable in equal quarterly installments in arrears following the end of each fiscal quarter in which the service occurred, prorated for any partial months of service.

Each Non-Employee Director is eligible to receive the following annual cash retainers for service on the Board (as applicable):

(a)Annual Board Service Retainer.
i.All Eligible Directors: $35,000
ii.Lead Independent Director: $20,000 (in addition to the Annual Board Service Retainer)

(b)Annual Committee Member Service Retainer.
i.Member of the Audit Committee: $10,000
ii.Member of the Compensation Committee: $7,500
iii.Member of the Nominating and Corporate Governance Committee: $4,300

(c)Annual Committee Chair Service Retainer (in lieu of the Annual Committee Member Service Retainer).
i.Chair of the Audit Committee: $23,000
ii.Chair of the Compensation Committee: $15,000
iii.Chair of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation
Each eligible Non-Employee Director is eligible to receive the equity compensation set forth below. Equity awards will be granted under the Company’s 2021 Equity Incentive Plan (as amended from time to time, the “Plan”).
(a)    Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee, at the close of business on the date of such appointment each individual who becomes a Non-Employee Director will automatically receive an RSU Award (as defined in the Plan) having a target equity value of $450,000 (the “Initial RSU Award”). Each Initial RSU Award will vest in three equal annual installments, with the first vesting date being the Company Vesting Date (as defined below) that most closely precedes the first anniversary of the date of grant of such Initial RSU Award. “Company Vesting Date” means each February 20, May 20, August 20, and November 20.
(b)    Automatic Equity Grants. Without any further action of the Board or Compensation Committee, at the close of business on the date of each annual meeting of the Company’s stockholders following the Effective Date (the “Annual Meeting”), each person who is then a Non-Employee Director, and who has been a Non-Employee Director for not less than six (6) months as of such Annual Meeting date, will automatically receive an RSU Award having a target equity value of $200,000 (the “Annual RSU Award”). Each Annual RSU Award will vest on the date of the following year’s Annual Meeting (or the date immediately preceding the date of the following year’s Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for re-election).
(c)    Vesting; Change of Control. Vesting of each Initial RSU Award and each Annual RSU Award is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on the applicable vesting date of each such award. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to such Non-Employee Director’s then-outstanding Initial RSU Award and any Annual RSU Award, as applicable, will become fully vested immediately prior to the closing of such Change in Control.
(d)    Deferrals. Each Non-Employee Director may elect to defer settlement of 100% (but not less than 100%) of any Initial RSU Award and any Annual RSU Award, in each case, prior to the grant of any such award in accordance with the terms herein, until the earlier of (i) the date that is ninety (90) days following the date the Non-Employee Director ceases serving as a member of the Board (and which constitutes a “separation from service” within the meaning of the U.S. Department of Treasury (the “Treasury”) regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and (ii) a Change in Control that constitutes a “change in control event” within the meaning of the Treasury regulations promulgated under Section 409A. For each Initial RSU Award, any such deferral election must be made no later than the 30th day after the date of grant of the Initial RSU Award (or such earlier date as may be specified in the deferral election form), but only for amounts that relate to service rendered after the election. For each Annual RSU Award, any such deferral election must be made no later than December 31st of the year preceding the calendar year in which the Annual RSU Award is granted (or such earlier date as may be specified in the deferral election form).
(e)    Calculation of Value of an RSU Award. The value of an RSU Award to be granted under this Director Compensation Policy will be determined based on the unweighted average closing price of a share of the Company’s common stock (the “Common Stock”) on the New York Stock Exchange, or such other national securities exchange on which the Common Stock is then traded, over the thirty (30) consecutive trading day period immediately preceding the date that is five (5) trading days prior to the date of grant of such award.
(f)    Remaining Terms. The remaining terms and conditions of each RSU Award, including transferability, will be as set forth in the Company’s Global RSU Grant Notice and RSU Award Agreement, in the form adopted from time to time by the Board or Compensation Committee.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Expenses

The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.